As filed with the Securities and Exchange Commission on June 29, 2018

REGISTRATION NO. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

KERYX BIOPHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-4087132
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Marina Park Drive, 12th Floor

Boston, Massachusetts 02210

(Address, Including Zip Code, of Principal Executive Offices)

Keryx Biopharmaceuticals, Inc.

2018 Equity Incentive Plan

(Full Title of the Plan)

Jodie P. Morrison, Interim Chief Executive Officer

Keryx Biopharmaceuticals, Inc.

One Marina Park Drive, 12th Floor

Boston, Massachusetts 02210

(617) 466-3500

(Name, Address and Telephone Number, Including

Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a) (2) B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $.001 par value	6,000,000 shares	$3.93	$23,580,000	$2,935.71

(1)	The number of shares of common stock, par value $.001 per share (“Common Stock”), stated above consists of the aggregate number of shares which may be sold upon the exercise of options or issuance of stock-based awards which may hereafter be granted under the Keryx Biopharmaceuticals, Inc. 2018 Equity Incentive Plan (the “Plan”). The shares of Common Stock registered hereunder consist of 6,000,000 shares reserved for issuance pursuant to the Plan, but do not include up to 14,000,000 additional shares which may be issued if awards outstanding under the Registrant’s 2013 Incentive Plan are cancelled or expire. The maximum number of shares which may be sold upon the exercise of such options or the issuance of stock-based awards granted under the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.
(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows: the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on the Nasdaq Capital Market as of a date (June 28, 2018) within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plans. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on February 21, 2018.

(b)	The Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2017 filed with the Commission on April 30, 2018.

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed with the Commission on May 10, 2018.

(d)	Current Reports on Form 8-K filed with the Commission on February 16, 2018, April 30, 2018, May 10, 2018, June 15, 2018 and June 28, 2018.

(e)	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-30929) filed with the Commission on June 30, 2000 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation and amended and restated bylaws provide for indemnification of each of our officers and directors and certain other persons to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Eighth of our amended and restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. In addition, we have entered into indemnification agreements with our directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as a part of or incorporated by reference into this Registration Statement:

Exhibit Number	Exhibit Description

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to First Amendment to Registrant’s Registration Statement on Form S-1, No. 333-37402, filed with the Commission on June 30, 2000).

4.2	Amended and Restated Certificate of Incorporation of the Registrant dated December 17, 2003 and the Amendment thereto dated June 18, 2004 (incorporated by reference to Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the Commission on August 12, 2004 (File no. 000-30929)).

4.3	Amendment to Amended and Restated Certificate of Incorporation of the Registrant dated July 24, 2007 (incorporated by reference to Exhibit 3.3 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the Commission on August 9, 2007 (File no. 000-30929)).

4.4	Amendment to Amended and Restated Certificate of Incorporation of the Registrant dated June 18, 2013 (incorporated by reference to Exhibit 3.4 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed with the Commission on August 2, 2013 (File no. 000-30929)).

4.5	Amendment to Amended and Restated Certificate of Incorporation of the Registrant dated May 25, 2016 (incorporated by reference to Exhibit 3.4 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the Commission on August 5, 2016 (File no. 000-30929)).

4.6	Certificate of Validation of the filing and effectiveness of the Amendment to Amended and Restated Certificate of Incorporation of the Registrant dated June 13, 2017 (incorporated by reference to Exhibit 3.5 to Registrant’s Quarterly Report in Form 10-Q for the quarter ended June 30, 2017, filed with the Commission on July 27, 2017 (File no. 000-30929)).

4.7	Amendment to Amended and Restated Certificate of Incorporation of the Registrant dated June 13, 2017 (incorporated by reference to Exhibit 3.6 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the Commission on July 27, 2017 (File no. 000-30929)).

4.8	Amended and Restated Bylaws of the Registrant adopted on December 13, 2017 (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K, filed with the Commission on December 19, 2017 (File no. 000-30929)).

4.9	Amendment to Amended and Restated Bylaws, dated June 27, 2018 (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K, filed with the Commission on June 28, 2018 (File no. 0000-30929)).

4.10	Indenture dated as of May 9, 2018, between Keryx Biopharmaceuticals, Inc. and the Bank of New York Mellon Trust Company, N.A. (incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K, filed with the Commission on May 10, 2018 (File no. 000-30929)).

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

23.1*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).

23.2*	Consent of UHY LLP.

24.1*	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

99.1*	Keryx Biopharmaceuticals, Inc. 2018 Equity Incentive Plan.

99.2	Keryx Biopharmaceuticals, Inc. Fourth Amended and Restated Directors Equity Compensation Plan (incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K, filed with the Commission on May 27, 2016 (File no. 000-30929)).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on June 29, 2018.

KERYX BIOPHARMACEUTICALS, INC.

By:	/s/ Jodie P. Morrison
Jodie P. Morrison
Interim Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints Jodie P. Morrison and Scott A. Holmes, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Keryx Biopharmaceuticals, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jodie P. Morrison	Interim Chief Executive Officer	June 29, 2018
Jodie P. Morrison	(principal executive officer
and Director)

/s/ Scott A. Holmes	Chief Financial Officer	June 29, 2018
Scott A. Holmes	(principal financial
and accounting officer)

/s/ Kevin J. Cameron	Director	June 29, 2018
Kevin J. Cameron

/s/Mark J. Enyedy	Director	June 29, 2018
Mark J. Enyedy

/s/ Steven C. Gilman	Director	June 29, 2018
Steven C. Gilman

/s/ Michael T. Heffernan	Director	June 29, 2018
Michael T. Heffernan

/s/ Daniel P. Regan	Director	June 29, 2018
Daniel P. Regan

/s/ Michael Rogers	Director	June 29, 2018
Michael Rogers